EXHIBIT 99.1
DENBURY RESOURCES INC.
P R E S S    R E L E A S E
Denbury Resources Sets Quarterly Production Record
Announces Near-Record Second Quarter Earnings
Announces Officer Changes
News Release
Released at 7:30 AM CDT
     DALLAS, August 2, 2007 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced its second quarter 2007 financial and operating results. Production in the second quarter of 2007 was a Company record 41,916 BOE/d, a 12% increase over second quarter of 2006 production, and a 9% increase over first quarter 2007 production levels. The Company also posted near-record earnings for the quarter of $62.6 million, or $0.52 per basic common share, as compared to earnings of $44.3 million, or $0.38 per basic common share, for the second quarter of 2006. The increase in net income was primarily the result of higher production levels, a non-cash gain on mark-to-market fair value adjustments relating to the Company’s commodity derivative contracts (as compared to a charge during the second quarter of 2006), and higher overall commodity prices, all of which more than offset higher expenses. On a six month basis, net income was $79.2 million in the first half of 2007 as compared to $88.0 million in the first half of 2006, as the higher production levels in 2007 were more than offset by higher expenses and overall lower commodity prices than in 2006.
     During the second quarter of 2007, the Company recorded a $13.3 million non-cash pre-tax mark-to-market gain, primarily related to an increase in the market value of the Company’s natural gas swaps for 2007 because of the decrease in natural gas price futures between March 31, 2007 and June 30, 2007. In comparison, the Company recorded a $9.3 million non-cash pre-tax charge to earnings in the second quarter of 2006 related to the oil swaps in place at that time and the increase in oil prices between those quarter-ends.
     The percentage increase in adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the second quarter of 2007 was not as significant as the percentage increase in net income, primarily due to non-cash mark-to-market valuation adjustments. Adjusted cash flow from operations for the second quarter of 2007 was $130.5 million, slightly higher than second quarter 2006 adjusted cash flow from operations of $128.8 million. Net cash flow provided by operations, the GAAP measure, totaled $102.3 million during the second quarter of 2007, as compared to $106.4 million for the same measure during the second quarter of 2006. Adjusted cash flow and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure).
Production
     Production for the quarter was 41,916 BOE/d, a 12% increase over the second quarter of 2006 average of 37,474 BOE/d and a 9% increase over first quarter 2007 levels. Oil production from the Company’s tertiary operations in the second quarter of 2007 increased 32% over 2006 second quarter tertiary production levels to 13,683 BOE/d, and 16% over first quarter 2007 tertiary production levels. Production from the three new floods in Phase II (Soso, Eucutta and Martinville) contributed 2,229 BOE/d (approximately two-thirds) of the increase over the second quarter of 2006 levels, with the balance from all of our Phase I fields except for Little Creek Field, which is on a gradual decline.
     Average production from the Barnett Shale in the second quarter of 2007 increased 81% over the prior year’s second quarter level to 8,368 BOE/d, up from 4,621 BOE/d for the second quarter of 2006 and from 6,971 BOE/d in the first quarter of 2007, due to the Company’s successful drilling activity there over the last year. During 2006, the Company drilled 46 horizontal wells in the Barnett Shale and in the first half of 2007 drilled and completed 19 additional wells. The Company had four rigs working in the area during most of the first quarter of 2007, but during the second quarter of 2007 reduced its rig count in this area to three rigs, a level which the Company plans to retain for the remainder of 2007.
     Partially offsetting higher production from the Company’s tertiary operations and Barnett Shale was a decline in the Company’s onshore Louisiana production, which averaged 5,391 BOE/d during the second quarter of 2007, as compared to 8,623 BOE/d during the second quarter of 2006 and 5,591 BOE/d during the first quarter of 2007. The Louisiana decline rates are normal and expected for reservoirs in this area.
Second Quarter 2007 Financial Results
     Oil and natural gas revenues, excluding any non-cash income or expense items from marking-to-market of derivative contracts, increased 15% between the respective second quarters as the higher production levels increased revenues by 12% and higher commodity prices increased revenue by 3%. The Company collected $1.7 million on its derivative contract settlements in the second quarter of 2007 as compared to cash payments made of $2.2 million on derivative contracts during the second quarter of 2006.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) improved significantly during the second quarter of 2007, averaging $1.61 per Bbl less than NYMEX prices, as compared to $6.64 per Bbl below NYMEX prices during the second quarter of 2006 and $3.73 per Bbl below NYMEX prices during the first quarter of 2007. This improvement in the NYMEX differential was related to higher prices received for the Company’s production as compared to NYMEX prices, primarily as a result of NYMEX (WTI) prices being depressed due to lack of available storage capacity in the mid-continent area, an oversupply of crude from Canada, capacity/transportation issues in moving crude oil out of the national hub in the Cushing, Oklahoma area and unanticipated refinery outages. Based on July 2007 prices, there are preliminary indications that this trend of improvement in the NYMEX oil differential is reversing itself in the third quarter and that NYMEX oil differentials have begun to return to historic levels.
     The Company’s average NYMEX natural gas differential was a positive variance of $0.07 per Mcf in the second quarter of 2007 as compared to a positive variance of $0.25 per Mcf during the second quarter of 2006.
     Lease operating expenses increased between the comparable second quarters on both a per BOE basis and on an absolute dollar basis. Lease operating expenses averaged $15.00 per BOE in the second quarter of 2007, up from $12.24 per BOE in the second quarter of 2006, and up slightly from an average of $14.66 per BOE during the first quarter of 2007. The increase over prior year’s second quarter level was primarily a result of (i) the Company’s increasing emphasis on tertiary operations with their inherently higher operating costs, (ii) higher overall industry costs, (iii) the timing impact of the continued expansion of the Company’s tertiary operations in which the cost of CO2 injection and other operating costs are expensed even though production lags behind the injections, and (iv) additional lease payments for certain of our new tertiary operating facilities.
     General and administrative expenses decreased 28% on a per BOE basis between the two second quarter periods, averaging $3.07 per BOE in the second quarter of 2007, down from $4.27 per BOE in the prior year’s second quarter. The decrease is largely attributable to a $5.3 million charge to earnings in last year’s second quarter related to stock compensation associated with the departure of the Company’s former Senior Vice President of Operations. Partially offsetting this decrease are increases related to higher personnel costs due to salary increases and continued growth in the Company’s total number of employees.
     Interest expense increased 45% to $8.4 million in the second quarter of 2007 as a result of a 47% increase in average debt levels between the second quarters of 2006 and 2007. The debt levels increased to fund property acquisitions in 2006 and 2007 and to fund the Company’s budgeted capital spending which is higher than the Company’s cash flow from operations. The Company’s capitalized interest was $4.3 million for the second quarter of 2007 as compared to $2.7 million in the second quarter of 2006, the increase due primarily to the significant increase in unevaluated properties acquired during 2006 and 2007.
     Depreciation, depletion and amortization expense (“DD&A”) on the Company’s oil and natural gas properties increased to $10.94 per BOE, a 14% increase over the second quarter 2006 rate of $9.62 per BOE, and a 3% increase over the first quarter 2007 rate of $10.64 per BOE, primarily due to rising costs. In the second quarter of 2007, the Company booked approximately 7.2 MMBbls of proved reserves related to its Phase II tertiary properties, based on production response to date, and approximately 10.7 MMBOEs related to the Barnett Shale properties. However, future development costs, other capital spending, and reclassification of unevaluated costs into the full cost pool more than offset the higher reserves, causing a slight increase in the DD&A rate. In addition to the DD&A on oil and natural gas properties, the Company incurred an average of $1.18 per BOE for DD&A on its CO2 and other fixed assets for the second quarter of 2007.
2007 Outlook
     Primarily as a result of the strong production results from the Barnett Shale, the Company is increasing its production guidance for 2007 to 42,000 BOE/d, an increase of 1,300 BOE/d. The revised total represents total growth of approximately 14% over average 2006 production levels. The revised guidance includes the incremental production associated with the Company’s acquisitions to date and does not adjust for any potential sale of the Company’s Louisiana properties before year-end 2007. The Company is reaffirming its tertiary production guidance, which is projected to average 14,750 BOE/d, a projected 46% increase over average 2006 tertiary production levels.

     Denbury’s 2007 development and exploration budget is currently approximately $690 million, of which approximately 60% is related to tertiary operations. Any acquisitions made by the Company would be in addition to these current capital budget amounts.
     Denbury’s total debt (principal amount excluding capital leases) as of July 31, 2007 was approximately $725 million, consisting of $525 million of subordinated debt and $200 million of bank debt outstanding on the Company’s $500 million borrowing base.
     Gareth Roberts, Chief Executive Officer, said: “We are pleased to see oil production from our three new floods in Phase II continue to increase, anchoring the 16% increase in our tertiary oil production this quarter. We forecasted strong production growth for our tertiary floods in 2007 and we are pleased to be generally on forecast. We are continuing the expansion of our CO2 pipeline infrastructure, expect the CO2 pipelines to Tinsley and Cranfield to be operational by the end of this year, and are working on acquiring right-of-ways for the proposed Green Pipeline from Southern Louisiana to Hastings Field near Houston. While we are extremely busy and still have occasional issues with shortages of goods and services in our industry, we are doing better at managing the process. Our Barnett Shale team has been ahead of forecast all year long, prompting the decision to spend additional funds in that area in 2007 and keep a third rig there, as the production results in this area are the primary reason for the upward adjustment to our overall 2007 production forecast. Our master limited partnership, Genesis Energy, continues to move forward, having just completed the acquisition of the Davison assets. We expect to “drop-down” our CO2 pipelines to Genesis in the next few months, with an estimated transaction size of between $200 million and $250 million. These “drop-down” transactions will likely include a combination of property sales with associated transportation or service arrangements and direct financing leases. If accomplished this year, the Genesis transactions and sale of our Louisiana assets would provide us with significantly more capital than we require to cover the estimated shortfall between our 2007 capital budget and our projected cash flow. We continue to expand our tertiary operations and pursue the acquisition of additional mature oil fields that are potential future tertiary flood candidates. Our program is working, our plans and strategy have not changed, and we continue to be enthusiastic about the future.”
Management Changes
     The Company announced that Jim Sinclair, Vice President of Exploration and Geosciences, resigned as an officer of the Company effective August 1, 2007. Mr. Sinclair is expected to remain a non-officer employee through January 31, 2008, after which time he plans to pursue other interests. Mr. Sinclair has been employed with the Company since 1993.
     The Company also announced the appointment of three new Vice Presidents. Brad Cox is being promoted to Vice President — Business Development, Charlie Gibson to Vice President — Reservoir Engineering and Barry Schneider to Vice President — Production and Operations.
     Gareth Roberts said; “Jim Sinclair has been instrumental in helping build this Company over the last 14 years into one that is now perhaps among the best growth opportunities in North America through our CO2 strategy. The Board of Directors are appreciative of his contribution to Denbury and we wish him well in his new endeavors. As we continue to grow, we see the need to further expand our executive group to better oversee and manage our day-to-day operations. Our three new vice presidents have been with us on average for approximately seven years and have demonstrated their leadership and technical expertise. We welcome them to the executive team and look to them to provide leadership over their respective areas and to help Denbury carry out its growth strategy.”

Conference Call
     The public is invited to listen to the Company’s conference call set for today, August 2, 2007 at 10:00 A.M. CDT. The call will be broadcast live over the Internet at the Company’s web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on the Denbury web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820, passcode 9392249.
Financial and Statistical Data Tables
     Following are financial highlights for the comparative three and six month periods ended June 30, 2007 and 2006. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1.

SECOND QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Three Months Ended
	June 30,			Percentage
	2007	2006		Change

Revenues:
Oil sales	151,178	136,118	+	11%
Gas sales	66,301	53,286	+	24%
CO2 sales and transportation fees	3,394	2,374	+	43%
Interest and other income	1,637	1,788	–	8%

Total revenues	222,510	193,566	+	15%

Expenses:
Lease operating expenses	57,207	41,751	+	37%
Production taxes and marketing expenses	10,386	9,436	+	10%
CO2 operating expenses	1,204	785	+	53%
General and administrative	11,694	14,574	–	20%
Interest, net	8,356	5,751	+	45%
Depletion and depreciation	46,235	36,152	+	28%
Commodity derivative expense (income)	(15,049)	11,529	+	> 100%

Total expenses	120,033	119,978	+	—

Income before income taxes	102,477	73,588	+	39%

Income tax provision
Current income taxes	7,343	(2,349)	+	> 100%
Deferred income taxes	32,567	31,675	+	3%

NET INCOME	62,567	44,262		+ 41%

Net income per common share:
Basic	0.52	0.38	+	37%
Diluted	0.50	0.36	+	39%

Weighted average common shares:
Basic	119,793	116,471	+	3%
Diluted	124,769	122,988	+	1%

Production (daily — net of royalties):
Oil (barrels)	26,172	23,362	+	12%
Gas (mcf)	94,459	84,671	+	12%
BOE (6:1)	41,916	37,474	+	12%

Unit sales price (including derivative settlements):
Oil (per barrel)	63.01	62.99	+	–
Gas (per mcf)	8.04	6.92	+	16%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	63.48	64.03	–	1%
Gas (per mcf)	7.71	6.92	+	11%

	Three Months Ended
	June 30,			Percentage
	2007	2006		Change

Non-GAAP Financial Measure (1)
Adjusted cash flow from operations (non-GAAP measure)	130,493	128,793	+	1%
Net change in assets and liabilities relating to operations	(28,241)	(22,376)	+	26%

Cash flow from operations (GAAP measure)	102,252	106,417	–	4%

Oil & gas capital investments	167,813	193,427	–	13%
CO2 capital investments	37,011	17,143	+	> 100%
Proceeds from sales of properties	5,835	2,038	+	> 100%

BOE data (6:1)
Oil and natural gas revenues	57.02	55.54	+	3%
Gain (loss) on settlements of derivative contracts	0.45	(0.65)	–	> 100%
Lease operating expenses	(15.00)	(12.24)	+	23%
Production taxes and marketing expenses	(2.72)	(2.77)	–	2%

Production netback	39.75	39.88	–	—
Non-tertiary CO2 operating margin	0.57	0.47	+	21%
General and administrative	(3.07)	(4.27)	–	28%
Net cash interest expense	(1.65)	(1.18)	+	40%
Current income taxes and other	(1.39)	2.87	–	> 100%
Changes in assets and liabilities relating to operations	(7.40)	(6.56)	+	13%

Cash flow from operations	26.81	31.21	–	14%

(1)	See “Non-GAAP Measures” at the end of this report.

SIX MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Six Months Ended
	June 30,			Percentage
	2007	2006		Change
Revenues:
Oil sales	269,310	249,559	+	8%
Gas sales	117,303	115,388	+	2%
CO2 sales and transportation fees	6,485	4,362	+	49%
Interest and other income	3,567	3,403	+	5%

Total revenues	396,665	372,712	+	6%

Expenses:
Lease operating expenses	107,764	77,923	+	38%
Production taxes and marketing expenses	20,590	17,523	+	18%
CO2 operating expenses	1,907	1,430	+	33%
General and administrative	23,128	24,441	–	5%
Interest, net	14,431	14,005	+	3%
Depletion and depreciation	87,262	68,895	+	27%
Commodity derivative expense	11,858	23,159	–	49%

Total expenses	266,940	227,376	+	17%

Income before income taxes	129,725	145,336	–	11%

Income tax provision
Current income taxes	8,961	7,437	+	20%
Deferred income taxes	41,581	49,859	–	17%

NET INCOME	79,183	88,040	–	10%

Net income per common share:
Basic	0.66	0.77	–	14%
Diluted	0.63	0.72	–	13%

Weighted average common shares:
Basic	119,395	114,820	+	4%
Diluted	124,730	121,912	+	2%

Production (daily — net of royalties):
Oil (barrels)	25,119	22,790	+	10%
Gas (mcf)	90,007	82,076	+	10%
BOE (6:1)	40,120	36,469	+	10%

Unit sales price (including derivative settlements):
Oil (per barrel)	59.02	59.78	–	1%
Gas (per mcf)	7.87	7.77	+	1%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	59.23	60.50	–	2%
Gas (per mcf)	7.20	7.77	–	7%

	Six Months Ended
	June 30,			Percentage
	2007	2006		Change
Non-GAAP Financial Measure: (1)
Adjusted cash flow from operations (non-GAAP measure)	234,720	236,642	–	1%
Net change in assets and liabilities relating to operations	(39,123)	(27,713)	+	41%

Cash flow from operations (GAAP measure)	195,597	208,929	–	6%

Oil & gas capital investments	345,969	564,436	–	39%
CO2 capital investments	68,427	28,167	+	> 100%
Proceeds from sales of properties	5,840	2,038	+	> 100%

Cash and cash equivalents	32,577	30,812	+	6%
Total assets	2,466,851	1,869,468	+	32%
Total long-term debt (excluding discount, premium & capital leases)	695,000	445,000	+	56%
Total stockholders’ equity	1,210,992	974,263	+	24%

BOE data (6:1)
Oil and natural gas revenues	53.24	55.29	–	4%
Gain (loss) on settlements of derivative contracts	1.37	(0.45)	–	> 100%
Lease operating expenses	(14.84)	(11.80)	+	26%
Production taxes and marketing expenses	(2.84)	(2.65)	+	7%

Production netback	36.93	40.39	–	9%
Non-tertiary CO2 operating margin	0.63	0.44	+	43%
General and administrative	(3.18)	(3.70)	–	14%
Net cash interest expense	(1.43)	(1.61)	–	11%
Current income taxes and other	(0.62)	0.33	+	> 100%
Changes in assets and liabilities relating to operations	(5.39)	(4.20)	+	28%

Cash flow from operations	26.94	31.65	–	15%

(1) See “Non-GAAP Measures” at the end of this report.
Non-GAAP Measures
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period. Adjusted cash flow from operations is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows. For a further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Results” in the Company’s latest Form 10-Q or Form 10-K.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage onshore Louisiana, Alabama, in the Barnett Shale play near Fort Worth, Texas, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved and probable reserves, the Company’s potential reserves from its tertiary operations, forecasted production levels relating to the Company’s tertiary operations and overall production levels, estimated capital expenditures for 2007, pricing assumptions based on current and projected oil and natural gas prices, anticipated transactions, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com